Exhibit 4.3

ESCROW DEPOSIT AND DISBURSEMENT AGREEMENT

This Escrow Deposit and Disbursement Agreement (this “Agreement”) is entered into as of June 23, 2020, by and among PG&E Corporation, a California corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., as escrow agent (in such capacity, the “Escrow Agent”), and as trustee (in such capacity, the “Trustee”) under that certain Indenture, dated as of June 23, 2020, between the Company and the Trustee (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of June 23, 2020 (the “First Supplemental Indenture,” and the Base Indenture as supplemented by the First Supplemental Indenture, the “Indenture”).

RECITALS

WHEREAS, pursuant to the Indenture, the Company will issue $1,000,000,000 aggregate principal amount of its 5.000% Senior Secured Notes due 2028 and $1,000,000,000 aggregate principal amount of its 5.250% Senior Secured Notes due 2030 (such Senior Secured Notes being herein collectively referred to as the “Notes” and the holders of the Notes being herein collectively referred to as the “Noteholders”);

WHEREAS, the Company and Pacific Gas and Electric Company (the “Utility”) previously filed voluntary petitions for relief (the “Chapter 11 Cases”) under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the U.S. Bankruptcy Court for the Northern District of California (the “Bankruptcy Court”) on January 29, 2019;

WHEREAS, on June 11, 2020, the Order Approving Plan Funding Transactions and Documents [Docket No. 7909] was entered by the Bankruptcy Court; and

WHEREAS, under the terms of the Indenture, funds in the Escrow Account (as defined herein) will only be released to the Company upon delivery by the Company of a Release Request (as defined herein) certifying that, prior to or concurrently with the release of the Escrow Account, the Escrow Conditions (as defined herein) have been or will be satisfied.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements hereinafter contained, the Company hereby agrees with the Escrow Agent and the Trustee, for the benefit of the Noteholders, as follows:

AGREEMENT

1. DEFINED TERMS. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given them in the Indenture.

2. APPOINTMENT OF THE ESCROW AGENT. The Escrow Agent is hereby designated and appointed to act as escrow agent in accordance with the terms and conditions of this Agreement, and the Escrow Agent hereby accepts such designation and appointment.

3. ESCROW ACCOUNT.

(a) On the issuance date of the Notes (the “Issuance Date”), the Company shall deposit or cause to be deposited with the Escrow Agent, by wire transfer in immediately available funds in accordance with the wire instructions of the Escrow Agent set forth on Exhibit A, the following amounts, into an escrow account in the name of the Company titled “PG&E Holdco Senior Secured Notes Escrow” established hereby with the Escrow Agent (the “Escrow Account”):

(i) cash in the amount of $1,980,000,000, being the aggregate net proceeds of the offering of the Notes (the “Net Principal Amount”); and

(ii) cash in the amount of $63,062,500, being the sum of (A) the aggregate amount of interest accruing on the Notes from the Issuance Date to, but not including September 14, 2020, and (B) the aggregate amount sufficient to fund (together with the Net Principal Amount) the redemption of the Notes at a redemption price of 101% of the aggregate principal amount of the Notes payable on the date of the mandatory redemption of the Notes pursuant to Section 3.05 of the First Supplemental Indenture (the “Interest and Premium Amount” and, together with the Net Principal Amount, the “Escrowed Amount”).

(b) The Escrow Collateral (as defined herein) shall be held by the Escrow Agent and shall not be subject to any lien, attachment or any other judicial process of any creditor of any party hereto (other than the lien and security interest of the Trustee pursuant to Section 3(c)). The Escrow Agent agrees to accept delivery of the Escrowed Amount and to hold such Escrowed Amount and all other amounts on deposit from time to time in the Escrow Account, in escrow, subject to the terms and conditions of this Agreement.

(c) The Company hereby pledges and assigns to the Trustee, and grants to the Trustee a security interest in all of the Company’s right, title and interest, whether now owned or hereafter acquired, in, to and under (i) the Escrow Account, (ii) all money, instruments, investment property, and other property on deposit in, credited to, or carried in the Escrow Account and (iii) all “proceeds” (as such term is defined in Section 9-102(a) of the Uniform Commercial Code as from time to time in effect in the State of New York (the “UCC”)) of any of the foregoing (collectively, the “Escrow Collateral”), to secure all of the Company’s obligations under the Indenture (the “Secured Obligations”). The Escrow Agent hereby agrees to comply with entitlement orders originated by the Trustee and instructions originated by the Trustee (in each case, acting at the written direction of Noteholders holding a majority of the aggregate principal amount of the Notes outstanding) directing disposition of the funds in the Escrow Account, in each case without further consent of the Company or any other Person. The Escrow Agent hereby acknowledges the Trustee’s security interest and lien as set forth herein and agrees not to enter into any other agreement with respect to the control of the Escrow Account. The “securities intermediary’s jurisdiction” of the Escrow Agent is the State of New York for purposes of the UCC, including Section 9-305 and 8-110 thereof. The Escrow Account and all property held therein by the Escrow Agent shall be under the “control” (within the meaning of Section 9-104 of the UCC) of the Trustee. Without duplication of its obligations under the Indenture, the Company hereby (i) agrees to file, on behalf of the Trustee, one or more UCC financing statements and continuation statements in each applicable jurisdiction and filing office in respect of the security interest granted herein, (ii) agrees to execute and deliver or cause to be executed and delivered, all assignments, instruments and other documents, and take any other actions that are necessary to perfect, continue the perfection of, or protect the first priority of the Trustee’s security interest in and to the Escrow Collateral and (iii) agrees not to grant or suffer to exist any other Person (other than the Trustee) to obtain a security interest or lien on the Escrow Collateral or any of the Company’s rights therein.

(d) To the extent permitted by applicable law, all rights of the Trustee hereunder, the grant of a security interest in the Escrow Collateral and all obligations of the Company hereunder shall be absolute and unconditional irrespective of (i) any lack of validity or enforceability of the Indenture and any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Indenture and any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (iii) any exchange, release or non-perfection of any security interest or lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Secured Obligations or (iv) any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company in respect of the Secured Obligations or this Agreement (other than payment in full of the Secured Obligations).

4. INVESTMENT OF ESCROW ACCOUNT. The Escrow Agent shall, at the written direction of any of the Chief Financial Officer, the Treasurer (each, a “Prime Officer”), the Senior Manager of Banking and Money Management and the Cash Manager of the Company (together with the Prime Officers, each, an “Authorized Officer”), invest or reinvest amounts in the Escrow Account in Permitted Investments. In selecting any Permitted Investment for investment, the Company shall determine that the proceeds thereof at maturity (which maturity shall occur on or before the Redemption Trigger Date), when added to the balance of the Escrow Collateral without the reinvestment thereof or sale prior to maturity, provide funds to the Escrow Agent in an amount at least equal to the Escrowed Amount. All such property shall be held in the Escrow Account until disbursed in accordance with the terms hereof. If the Escrow Agent does not receive written instructions from an Authorized Officer directing the investment or reinvestment of the amounts in the Escrow Account, funds in the Escrow Account shall remain uninvested until the Escrow Agent has received appropriate written instructions from an Authorized Officer. The Escrow Agent shall not in any way be held liable for the selection of any investments hereunder, for monitoring or determining whether an investment qualifies as a Permitted Investment or by reason of any insufficiency in the Escrow Account resulting from any loss on any Escrow Collateral included therein. In addition, the Escrow Agent shall not have any liability in respect of losses incurred as a result of the liquidation of any investment prior to its stated maturity or the failure by any party to provide timely written investment direction. “Permitted Investments” means cash, including cash in an interest bearing account, and U.S. Government Securities maturing no later than the Redemption Trigger Date. “U.S. Government Securities” means (a) any security which is (i) a direct obligation of the United States for the payment of which the full faith and credit of the United States is pledged or (ii) an obligation of a person controlled or supervised by and acting as an agency or instrumentality of the United States the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which, in the case of clause (i) or (ii), is not callable or redeemable at the option of the issuer of the obligation and (b) any depositary receipt issued by a bank (as defined in the Securities Act) as custodian with respect to any security specified in clause (a) above and held by such bank for the account of the holder of such depositary receipt or with respect to any specific payment of principal of or interest on any such security held by any such bank, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Securities or the specific payment of interest on or principal of the U.S. Government Securities evidenced by such depositary receipt.

5. ESCROW CONDITIONS. For purposes of this Agreement, the “Escrow Conditions” are as follows:

(a) the Confirmation Order shall be in full force and effect and no stay thereof shall be in effect;

(b) neither the Plan of Reorganization nor the Confirmation Order shall have been amended or modified or any condition contained therein waived, in either case, in any manner materially adverse to the Noteholders;

(c) all conditions precedent to the effectiveness of the Plan of Reorganization (other than the receipt by the Company of the net proceeds from the offering of the Notes) shall have been, or substantially concurrently with the release of the funds held in the Escrow Account, will be, satisfied or waived (to the extent such waiver is not materially adverse to the Noteholders);

(d) the Company and the Utility shall be in compliance in all material respects with the Confirmation Order;

(e) all documents necessary to implement the Plan of Reorganization and the financing and distributions contemplated thereunder shall have been executed;

(f) (i) the transactions as described and defined in the Plan of Reorganization to occur upon the Effective Date (as defined in the Plan of Reorganization) shall have been consummated, or substantially concurrently with the release of the funds held in the Escrow Account will be consummated, including the following:

(A) the Company shall have consummated, or shall consummate substantially concurrently with the release of the funds held in the Escrow Account, one or more public or private offerings (including rights offerings) or private placements of common stock of the Company (including securities exercisable for, exchangeable or convertible into, or purchase contracts to acquire, common stock of the Company), for aggregate gross proceeds of at least $9.0 billion;

(B) the Company shall have entered into, or shall enter into substantially concurrently with the release of the funds held in the Escrow Account, the HoldCo Credit Agreements (as defined herein), and shall have borrowed, or shall borrow substantially concurrently with the release of the funds held in the Escrow Account, pursuant to the Term Loan Credit Agreement (as defined herein), an aggregate gross amount equal to $4.75 billion less the principal amount of the Notes issued on the Issue Date; and

(C) the Utility (1) shall have entered into, or shall enter into substantially concurrently with the release of the funds held in the Escrow Account, the Utility Credit Agreements (as defined herein), and shall have borrowed, or shall borrow substantially concurrently with the release of the funds held in the Escrow Account, certain amounts pursuant to the New Utility Term Loan Credit Agreement, and (2) shall have consummated, or shall consummate substantially concurrently with the release of the funds held in the Escrow Account, one or more public or private offerings of Utility First Mortgage Bonds (as defined herein), in an aggregate principal amount, together with the aggregate gross amount of borrowings pursuant to clause (1), equal to $11.925 billion; and

(ii) the Company and the Utility shall have received, or shall receive substantially concurrently with the release of the funds held in the Escrow Account, the net proceeds from each of the financing transactions described in clauses (A) through (C) above;

(g) (i) all obligations under the DIP Facilities (as defined in the Plan of Reorganization) (other than contingent obligations not yet due and payable) shall have been paid in full (and all commitments thereunder terminated), or shall be paid in full (and all commitments thereunder terminated) substantially concurrently with the release of the funds held in the Escrow Account, and (ii) all liens related thereto shall have been extinguished, terminated or otherwise released or shall be extinguished, terminated or otherwise released substantially concurrently with the release of the funds held in the Escrow Account; and

(h) the Pledge Agreement (as defined herein) will be executed and delivered (to the extent such document is required to be delivered on such date) along with legal opinions in respect of the Pledge Agreement and the delivery to the Collateral Agent of the certificate representing the Pledged Equity (as defined herein) together with an undated stock or similar power executed in blank.

As used in this Section 5, the following terms shall have the following meanings:

“Confirmation Order” has the meaning set forth in the Indenture.

“HoldCo Credit Agreements” means the Revolving Credit Agreement and the Term Loan Credit Agreement.

“Plan of Reorganization” means the Debtors’ and Shareholder Proponents’ Joint Chapter 11 Plan of Reorganization dated December 12, 2019 (as amended on January 31, 2020, March 9, 2020, March 16, 2020, May 22, 2020 and as may be further amended, modified or supplemented from time to time) in the form confirmed by the Bankruptcy Court pursuant to the Confirmation Order (provided that such plan shall be in the form filed by the Company and the Utility with the Bankruptcy Court on June 14, 2020, except for any changes thereto that are not materially adverse to the Noteholders).

“Pledge Agreement” means the Pledge Agreement to be entered into among the Company, the administrative agents under each of the Holdco Credit Agreements, the Trustee and the JPMorgan Chase Bank, N.A., in its capacity as collateral agent (the “Collateral Agent”), as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Pledged Equity” means all shares of common stock of the Utility owned by the Company and any other shares of common stock of the Utility obtained in the future by the Company and the certificates or instruments representing such shares of common stock.

“Revolving Credit Agreement” means the senior secured revolving credit agreement consisting of a $500,0000,000 revolving credit facility to be entered into by and among the Company, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the lenders from time to time party thereto, pursuant to a commitment letter dated May 26, 2020.

“Term Loan Credit Agreement” means the senior secured term loan credit agreement consisting of a $2,750,000,000 term loan facility to be entered into by and among the Company, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the lenders time to time party thereto.

“Utility Credit Agreements” means (i) the revolving credit agreement consisting of a $3,500,000,000 revolving credit facility to be entered into by and among the Utility, JPMorgan Chase Bank, N.A., and Citibank, N.A. as co-administrative agents, and the lenders from time to time party thereto, pursuant to a commitment letter dated May 26, 2020 and (ii) the term loan credit agreement (the “New Utility Term Loan Credit Agreement”) consisting of an up to $4,500,000,000 364-day term loan facility and an up to $1,500,000,000 18-month term loan facility to be entered into by and among the Utility, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders from time to time party thereto, pursuant to a commitment letter dated May 26, 2020.

“Utility First Mortgage Bonds” means one or more series of fixed or floating rate first mortgage bonds issued by the Utility, on or prior to the Effective Date, pursuant to and in accordance with the Plan of Reorganization.

6. ADMINISTRATION AND RELEASE OF ESCROW ACCOUNT. The Escrow Agent shall administer the Escrow Collateral as follows:

(a) The Escrow Agent shall hold and dispose of the Escrow Collateral only in accordance with the terms hereof.

(b) If on or before 12:00 p.m. (Pacific Time) on September 9, 2020 (the “Redemption Trigger Date”), the Escrow Agent receives an officer’s certificate (the “Release Request”) in the form attached hereto as Exhibit B, stating that prior to, or concurrently with, the release of the Escrow Collateral, the Escrow Conditions have been or will be satisfied, executed by a Prime Officer, then the Escrow Agent, acting at the written direction of the Company, shall liquidate all Escrow Collateral then held by it and shall deliver to the Company all amounts on deposit in the Escrow Account, by wire transfer in immediately available funds on or before 7:00 a.m. (Pacific Time) on the date, and in accordance with the Company’s wiring instructions, set forth in the Release Request. The Escrow Agent shall confirm to the Company when the amounts set forth in the Release Request have been disbursed by it in accordance with the Release Request, and shall provide the Fed Reference Number for each such distribution. The Escrow Agent shall not have any duty to determine, monitor, investigate or confirm whether the Escrow Conditions have been satisfied and shall be entitled to conclusively rely on the Release Request delivered by the Company.

(c) (i) If on or before 12:00 p.m. (Pacific Time) on the Redemption Trigger Date, the Escrow Agent receives a written notice from the Company (executed by a Prime Officer) or the Trustee (acting at the written direction of Noteholders holding at least a majority in aggregate principal amount of the Notes) substantially in the form set forth in Exhibit C (an “Escrow Redemption Notice”), to the effect that the Escrow Conditions will not be satisfied by the Redemption Trigger Date, which notice shall set forth the Special Redemption Date and the applicable redemption price, then the Escrow Agent, at the written direction of the Company or the Trustee, shall liquidate all Escrow Collateral then held by it and shall deliver to the Trustee on or before 7:00 a.m. (Pacific Time) on the Special Redemption Date an amount equal to the sum of (i) the Net Principal Amount deposited pursuant to Section 3(a)(i) plus (ii) accrued interest on the Notes to but not including the Special Redemption Date plus (iii) the aggregate amount sufficient to fund (together with the Net Principal Amount) the redemption of the Notes at a redemption price of 101% of the aggregate principal amount of the Notes, by wire transfer in immediately available funds in accordance with the wiring instructions of the Trustee. Any funds remaining in the Escrow Account thereafter shall be immediately released and delivered to the Company (after the payment of any outstanding fees and expenses of the Escrow Agent) upon the written instructions of a Prime Officer of the Company.

(ii) In the event that a Release Request has not been delivered pursuant to Section 6(b) prior to 12:00 p.m. (Pacific Time) on the Redemption Trigger Date, the Trustee shall deliver an Escrow Redemption Notice to the Escrow Agent pursuant to this Section 6(c) to the effect that a mandatory redemption of the Notes is to occur on September 14, 2020, which notice shall set forth the Escrow Redemption Price. Upon receipt of such Escrow Redemption Notice, the Escrow Agent shall liquidate all Escrow Collateral then held by it and shall deliver to the Trustee on or before 7:00 a.m. (Pacific Time) on September 14, 2020 an amount equal to the Escrowed Amount, by wire transfer in immediately available funds in accordance with the wiring instructions of the Trustee. Any funds remaining in the Escrow Account thereafter shall be immediately released and delivered to the Company (after the payment of any outstanding fees and expenses of the Escrow Agent) upon the written instructions of a Prime Officer of the Company.

(d) Notwithstanding Sections 6(b) and 6(c) above, if on any day the Escrow Agent receives a written notice from the Trustee (acting in accordance with the terms of the Indenture) substantially in the form set forth in Exhibit D (an “Acceleration Notice”) stating that the principal of, and accrued interest on, the Notes of any series (the “Default Amount”), have become immediately due and payable pursuant to Section 602 of the Base Indenture, the Escrow Agent shall liquidate all Escrow Collateral then held by it and shall deliver to the Trustee, on or before 7:00 a.m. (Pacific Time) on the third Business Day after such day, an amount on deposit in the Escrow Account equal to the Default Amount, in accordance with the wiring instructions of the Trustee set forth in the Acceleration Notice. The Escrow Agent shall have no responsibility to review or confirm the Trustee’s calculations and shall be entitled to conclusively rely thereon.

As used in this Section 6, “Special Redemption Date” means the earlier of (a) September 14, 2020 and (b) any other Business Day selected by the Company and set forth in the notice of redemption, with respect to a Special Redemption, given to Noteholders in accordance with the redemption notice provision of the Indenture.

7. TERMINATION. Except as provided in Sections 8(b) and 8(d), this Agreement shall terminate at such time as all funds from the Escrow Account have been released or paid in accordance with the terms of this Agreement.

8. CONCERNING THE ESCROW AGENT.

(a) The Company agrees to pay the Escrow Agent’s fees and expenses for all services rendered by it hereunder and the Escrow Agent’s reasonable attorneys’ fees and expenses incurred by it in connection with carrying out its duties hereunder.

(b) The Company agrees to indemnify the Escrow Agent for, and to hold the Escrow Agent (which for purposes of this Section 8(b) shall include its officers, directors, employees and agents) harmless from and against any and all claims, losses, liabilities, costs, disbursements, damages or expenses (including reasonable attorneys’ fees and expenses and court costs) (collectively, “Losses”), arising from or in connection with or related to this Agreement or being the Escrow Agent hereunder, provided, however, that nothing contained herein shall require the Escrow Agent to be indemnified for Losses caused by its gross negligence, willful misconduct or bad faith. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent or the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Escrow Agent or the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action. The parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement. The Escrow Agent shall not have, and hereby waives, any lien, security interest, right of set-off, or other encumbrance with respect to the Escrow Account or any money, instruments, investment property, or other property on deposit in, credited to, or carried in the Escrow Account, to secure its rights to be paid any amounts owing under Sections 8(a) or 8(b), and the Escrow Agent agrees that it shall look solely to the Company, and not to the Escrow Collateral, for the payment of any such amounts (except as set forth in Section 6(c)).

(c) The Escrow Agent shall prepare and deliver to the Company, promptly after the end of the month in which this Agreement is terminated, a written account describing all transactions with respect to the Escrow Account.

(d) The duties and responsibilities of the Escrow Agent hereunder shall be determined solely by the express provisions of this Agreement, and no other or further duties or responsibilities shall be implied. The Escrow Agent shall not be subject to, nor required to comply with, nor required to inquire as to the performance of any obligation under, any other agreement between or among the Company and the Trustee or to which either of them is a party, even though reference thereto may be made herein, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Agreement) from the Company or the Trustee or any entity acting on its behalf. The Escrow Agent shall not be required to, and shall not, expend or risk any of its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder.

(e) The Escrow Agent may act upon any instrument or other writing provided by an Authorized Officer of the Company believed by it in good faith to be genuine, and to be signed or presented by the proper person, and shall not be liable in connection with the performance by it of its duties pursuant to the provisions of this Agreement, except for its own willful misconduct, bad faith or gross negligence. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such instrument or other writing. The Escrow Agent shall have no duty to solicit any payments which may be due hereunder.

(f) Any corporation or other entity into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation or other entity to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Agreement without further act.

(g) The Escrow Agent shall not be liable for any action taken or omitted or for any loss or injury resulting from its actions or its performance or lack of performance of its duties hereunder in the absence of gross negligence, bad faith or willful misconduct on its part. In no event shall the Escrow Agent be liable (i) for acting in accordance with or relying upon (and shall be fully protected in relying upon) any instruction, notice, demand, certificate or document from the Company or the Trustee, any entity acting on behalf of the Company or the Trustee or any other person or entity which it reasonably believes to be genuine, (ii) for the acts or omissions of its nominees, correspondents, designees, subagents or subcustodians selected by it with due care, or (iii) for an amount in excess of the value of the Escrow Collateral.

(h) The Escrow Agent shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited hereunder, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document, security or endorsement.

(i) The Escrow Agent may consult with legal counsel at the expense of the Company as to any matter relating to this Agreement, and the Escrow Agent shall not incur any liability in acting in good faith in accordance with any advice from such counsel.

(j) The Escrow Agent shall not be liable for any error of judgment made in good faith by a responsible officer of the Escrow Agent, unless it shall be proved that the Escrow Agent was negligent in ascertaining the pertinent facts.

(k) The Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Escrow Agent (including, but not limited to, any act or provision of any present or future law or regulation or governmental authority, any act of God or war or terrorism, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility).

(l) The Escrow Agent shall exercise the same degree of care in the custody and preservation of the Escrow Collateral in its possession as it exercises toward its own similar property and shall not be held to any higher standard of care under this Agreement, nor be deemed to owe any fiduciary duty to the Company, the Trustee, the Noteholders or any other party.

9. RESIGNATION OF THE ESCROW AGENT; APPOINTMENT OF SUCCESSOR. The Escrow Agent may at any time resign by giving sixty (60) days’ prior written notice of resignation to the Company. The Company may at any time remove the Escrow Agent by giving sixty (60) days’ prior written notice signed by the Company to the Escrow Agent. If the Escrow Agent shall resign or be removed, a successor Escrow Agent, which shall be a bank or trust company having assets in excess of $1,000,000,000 shall be appointed by the Company and written notice of such appointment shall be given to the Escrow Agent, such successor Escrow Agent and the Trustee by written instrument executed by the Company and, upon the later to occur of (i) the delivery of such notice and such successor Escrow Agent having entered into this Agreement or any written successor agreement no less favorable to the interests of the Trustee and the Noteholders than this Agreement and (ii) delivery of all Escrow Collateral and copies of all books, records and other documents in the Escrow Agent’s possession relating to the Escrow Collateral or this Agreement to such successor Escrow Agent, the resignation or removal of the predecessor Escrow Agent shall become effective and such successor Escrow Agent, without any further act, deed or conveyance, shall become vested with all right, title and interest to all cash and property held hereunder of such predecessor Escrow Agent, and such predecessor Escrow Agent shall be paid any outstanding fees and expenses of the Escrow Agent. Such predecessor Escrow Agent shall, on the written request of the Company, on the one hand, or the successor Escrow Agent, on the other hand, execute and deliver to such successor Escrow Agent an assignment of all rights hereunder (in form and substance satisfactory to the parties executing the same) of such predecessor Escrow Agent. If no successor Escrow Agent shall have been appointed within sixty (60) days of a notice of resignation by the Escrow Agent, the Escrow Agent’s sole responsibility shall thereafter be to hold the Escrow Collateral until the earlier of its receipt of designation of a successor Escrow Agent, or a written instruction by the Company. If a successor Escrow Agent has not accepted such appointment by the end of such sixty (60) day period, the Escrow Agent may, in its sole discretion, apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent or for other appropriate relief, and thereafter be relieved of all further duties and obligations as Escrow Agent hereunder. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Escrow Agent in connection with such proceeding shall be paid by, and be deemed an obligation of the Company.

10. ESCROW AGENT’S OBLIGATIONS IN THE EVENT OF AMBIGUITIES, CONFLICTING CLAIMS, ETC. (a) In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by the Escrow Agent hereunder, the Escrow Agent may, in its sole discretion, refrain from taking any action other than retain possession of the Escrow Collateral, unless and until the Escrow Agent receives written instructions, signed by the Company and the Trustee, which eliminates such ambiguity or uncertainty.

(b) In the event of any dispute between or conflicting claims by or among the Company, the Trustee and/or any other person or entity with respect to any Escrow Collateral, the Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Escrow Collateral so long as such dispute or conflict shall continue, and the Escrow Agent shall not be or become liable in any way to any Company or the Trustee for failure or refusal to comply with such conflicting claims, demands or instructions. The Escrow Agent shall be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to the Escrow Agent, or (ii) the Escrow Agent shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all Losses which it may incur by reason of so acting. The Escrow Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceeding shall be paid by, and shall be deemed an obligation of the Company.

11. MISCELLANEOUS.

(a) AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended or waived with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 11(a) shall be binding upon the parties and their respective successors and assigns.

(b) SUCCESSORS AND ASSIGNS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties; provided, that no party may assign any or all of its rights, title or interests herein without the prior written consent of the other parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(c) GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York. Each party hereto hereby submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof. Each party hereto hereby waives the right to trial by jury and to assert counterclaims in any such proceedings. To the extent that in any jurisdiction any party hereto may be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (whether before or after judgment) or other legal process, each such party hereby irrevocably agrees not to claim, and hereby waives, such immunity. Each party hereto waives personal service of process and consents to service of process by certified or registered mail, return receipt requested, directed to it at the address last specified for notices hereunder, and such service shall be deemed completed ten (10) calendar days after the same is so mailed.

(d) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Without limiting the generality of the foregoing, the Company hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Trustee and the Noteholders, electronic images of this Agreement, including with respect to any signature pages hereto, shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of this Agreement based solely on the lack of paper original copies of this Agreement, including with respect to any signature pages hereto.

(e) TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(f) NOTICES. Any communication contemplated herein shall be deemed to have been made, given, furnished and filed if personally delivered, on the date of delivery, if transmitted by facsimile transmission or other direct written electronic means, on the date of transmission, and if transmitted by registered or certified mail or reputable overnight courier, on the date of receipt. Notices should be given as follows:

If to the Company:

PG&E Corporation

77 Beale Street

P.O. Box 770000

San Francisco, California 94177

Attention: Senior Director and Treasurer

Fax: (415) 973-4343/267-7265

Email: MKBd@pge.com

If to the Trustee:

The Bank of New York Mellon Trust Company, N.A.

400 South Hope Street, Suite 500

Los Angeles, CA 90071

Attention: Global Corporate Trust Unit

Fax: (213) 630-6298

If to the Escrow Agent:

The Bank of New York Mellon Trust Company, N.A.

400 South Hope Street, Suite 500

Los Angeles, CA 90071

Attention: Global Corporate Trust Unit

Fax: (213) 630-6298

(g) SEVERABILITY. If any provision of this Agreement, including any phrase, sentence, clause, Section or subsection, is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to any extent whatsoever.

(h) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof. Any and all other prior written or oral agreements existing between the parties hereto regarding such subject matter are expressly canceled.

(i) AUTHORIZED OFFICERS. The Company shall, on the date of this Agreement, deliver to the other parties a certificate as to the incumbency and specimen signature of at least two Authorized Officers authorized to act for and give and receive notices, requests and instructions on behalf of the Company in connection with this Agreement. From time to time, the Company may, by delivering to the other parties a revised certificate, change the information previously given, but each of the parties hereto shall be entitled to rely conclusively on the then-current schedule until receipt of a superseding schedule. The Trustee shall, on the date of this Agreement, deliver to the other parties a certificate as to the incumbency and specimen signature of at least two officers or other representatives of the Trustee authorized to act for and give and receive notices, requests and instructions on behalf of the Trustee in connection with this Agreement. From time to time, the Trustee may, by delivering to the other parties a revised certificate, change the information previously given, but each of the parties hereto shall be entitled to rely conclusively on the then-current schedule until receipt of a superseding schedule.

(j) FATCA. The Company agrees (i) to provide the Escrow Agent with such reasonable information as it has in its possession to enable the Escrow Agent to determine whether any payments pursuant to this Agreement are subject to the withholding requirements described in Section 1471(b) of the Internal Revenue Code or otherwise imposed pursuant to Sections 1471 through 1474 of the Internal Revenue Code and any regulations, or agreements thereunder or official interpretations thereof (“Applicable Law”), and (ii) that the Escrow Agent shall be entitled to make any withholding or deduction from payments under this Agreement to the extent necessary to comply with Applicable Law, for which the Escrow Agent shall not have any liability.

(k) ESCROW AGENT’S ORDERS. If at any time the Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects the Escrow Collateral (including, but not limited to, orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of the Escrow Collateral), the Escrow Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate; and if the Escrow Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Escrow Agent shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

(l) REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants that this Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms (except as the enforcement thereof may be limited by bankruptcy, reorganization, insolvency (including without limitation, all laws relating to fraudulent transfers), moratorium or other laws relating to or affecting creditors’ rights and remedies generally and except as the enforcement thereof is subject to equitable principles regardless of whether enforcement is considered in a proceeding at law or in equity). The execution, delivery and performance of this Agreement by the Company does not violate any applicable law or regulation to which the Company is subject and does not require the consent of any governmental or other regulatory body to which the Company is subject, except for such consents and approvals as have been obtained and are in full force and effect. The Company is, with respect to the Escrow Collateral delivered pursuant to this Agreement, the beneficial owner of such Escrow Collateral, free and clear of any Lien or claims of any Person (except for the security interest granted under this Agreement) and is the only “entitlement holder” (as defined in Section 8-102(a)(7) of the UCC) of the Escrow Account and the “financial assets” (as defined in Section 8-102(a) of the UCC).

(m) REPRESENTATIONS AND WARRANTIES OF THE ESCROW AGENT AND THE TRUSTEE. The Escrow Agent and the Trustee each hereby represents and warrants that this Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms. The Trustee hereby represents and warrants that the person executing this Agreement is duly authorized to so execute this Agreement, and that this Agreement has been duly executed and delivered on its behalf.

[remainder of page intentionally blank]

The parties have executed this Agreement as of the date first above written.

PG&E CORPORATION

By:	/s/ Margaret K. Becker
Name: Margaret K. Becker
Title: Senior Director and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Escrow Agent

By:	/s/ Lawrence M. Kusch
Name: Lawrence M. Kusch
Title: Vice President

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Lawrence M. Kusch
Name: Lawrence M. Kusch
Title: Vice President

EXHIBIT A

WIRE INSTRUCTIONS OF THE ESCROW AGENT

The Bank of New York Mellon

ABA#: 021000018

Type     Account No.

IMMS: 4779648400

Account Name: PG&E Holdco Senior Secured Notes Escrow

Attn: Ray Torres 213-630-6175

EXHIBIT B

RELEASE REQUEST

            , 2020

The undersigned Prime Officer, acting in such person’s capacity as an officer of PG&E Corporation (the “Company”), does hereby certify to the Escrow Agent and the Trustee, on behalf of the Company, in accordance with Section 6(b) of the Escrow Deposit and Disbursement Agreement, dated as of June 23, 2020 (the “Escrow Agreement”; capitalized terms used herein and not otherwise defined have the meanings set forth in the Escrow Agreement), by and among the Company and The Bank of New York Mellon Trust Company, N.A., as Escrow Agent and Trustee, that:

(1)	such person is authorized to execute this Release Request on behalf of the Company; and

(2)	prior to, or concurrently with, the release of the Escrow Collateral, the Escrow Conditions set forth in Section 5 of the Escrow Agreement have been or will be satisfied.

The Escrow Agent is hereby directed to liquidate all Escrow Collateral then held by it and release and deliver all amounts in the Escrow Account on or before 7:00 a.m. (Pacific Time) on [DATE] as follows: [insert transfer instructions].

PG&E CORPORATION

By:
Name:
Title:

EXHIBIT C

ESCROW REDEMPTION NOTICE

            , 2020

This notice is being delivered to the Escrow Agent pursuant to Section 6(c) of the Escrow Deposit and Disbursement Agreement, dated as of June 23, 2020 (the “Escrow Agreement”; capitalized terms used herein and not otherwise defined have the meanings set forth in the Escrow Agreement), by and among PG&E Corporation, The Bank of New York Mellon Trust Company, N.A., as Escrow Agent and Trustee.

The undersigned hereby certifies to the Escrow Agent that (i) the Escrow Conditions will not be satisfied and a mandatory redemption of the Notes shall occur and (ii) the sum of the amounts required to be released from the Escrow Account to the Trustee (which equals the Net Principal Amount plus accrued interest on the Notes to but not including the third Business Day after the date hereof plus the aggregate amount sufficient to fund (together with the Net Principal Amount) the redemption of the Notes at a redemption price of 101% of the principal amount of the Notes) is:

•	For the 2028 Notes: $______

•	For the 2030 Notes: $______

•	Total: $______

The Escrow Agent shall release and deliver in accordance with Section 6(c) of the Escrow Agreement from the amounts on deposit in the Escrow Account on or before 7:00 a.m. (Pacific Time) on [DATE] an amount equal to the total sum set forth above to the Trustee as follows: [insert transfer instructions].

[PG&E CORPORATION][THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee]

By:
Name:
Title:

EXHIBIT D

ACCELERATION NOTICE

__________, 2020

This notice is being delivered to PG&E Corporation (the “Company”) and the Escrow Agent pursuant to Section 6(d) of the Escrow Deposit and Disbursement Agreement, dated as of June 23, 2020 (the “Escrow Agreement” ; capitalized terms used herein and not otherwise defined have the meanings set forth in the Escrow Agreement), by and among the Company, The Bank of New York Mellon Trust Company, N.A., as Escrow Agent and Trustee.

This notice constitutes the Acceleration Notice under the Escrow Agreement, and the undersigned hereby certifies to you pursuant to Section 6(d) of the Escrow Agreement that (a) the Default Amount has become immediately due and payable pursuant to Section 602 of the Indenture with respect to the series of Notes set forth below and (b) the Default Amount for all such Notes is: $_______________

Series of Notes in respect of which the Default Amount has

                become due and payable:

The Escrow Agent shall release and deliver, in accordance with Section 6(d) of the Escrow Agreement, an amount in the Escrow Account equal to the Default Amount to the Trustee on or before 7:00 a.m. (Pacific Time) on the third Business Day after the date hereof as follows: [insert transfer instructions].

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Name:
Title: